COMPOSITE
TECHNOLOGY                           Innovative Solutions for the Power Industry
CORPORATION

  COMPOSITE TECHNOLOGY'S ACCC CABLE NOW HAS THE INDUSTRY'S MOST COMPREHENSIVE
                                INSURED WARRANTY

 First Three-Year Warranty Covering Parts and Labor to be Backed by a National
                          "A" Rated Insurance Company

Irvine, CA, July 11, 2005 - Composite Technology Corporation (CTC) (OTC Bulletin
Board: CPTCQ), a leading developer of high-performance composite core cables for electric transmission and distribution lines, today announced that customers in the U.S. and Canada of its ACCC (Aluminum Conductor Composite Core) conductor cable, including TransPowrTM ACCC conductor sold by General Cable Corporation
(GC) (NYSE: BGC), will soon be provided with: (1) the most progressive and comprehensive insured three-year Original Equipment Manufacturer Warranty (parts and labor); and (2) the only ten-year (parts and labor) insured Extended Warranty option in the electric power industry. The Warranty includes ACCC cable products produced and sold in the U.S. and Canada by CTC/GC. CTC and GC are finalizing documents with General Fidelity Insurance Company, a Bank of America Company, to insure the warranty program.


Under its new insured Warranty programs, utilities purchasing ACCC conductor and connectors will automatically receive a comprehensive, three-year original equipment manufacturer Warranty covering the repair or replacement of ACCC conductor and connectors, plus labor reimbursement expense coverage up to $18,000 per mile, on U.S. and Canadian installations, along with the option to extend the warranty period to five, seven or ten years. The program covers ACCC conductor for the following: (1) Sag and Creep; (2) Wind Generated Aeolian Vibration; (3) Composite Core Failure; (4) Breakage; (5) Corrosion Rust; and (6) Unwinding. All of the ten different ACCC conductors, and related hardware, are covered under the Warranty plans. The new Warranty coverage is applicable to all U.S. and Canadian sales and a modified Plan will soon be offered on international ACCC conductor sales.


CTC CEO, Benton Wilcoxon stated, "The insured three-year Warranty and the five, seven and ten year Extended Warranty programs have truly raised the bar in the conductor marketplace, where one-year, parts only, uninsured warranties, with no labor reimbursement are the norm. We are once again proud to be a leader in innovation for the electric power industry. Beginning in August, 2005 all clients purchasing ACCC Conductor will automatically receive the three-year Insured Warranty, and the option to purchase Extended Warranty coverage for a total of five, seven or ten years."


"We are enthusiastic to be working with CTC/GC toward providing customers with this unique insurance coverage for purchases of ACCC conductors," said Jerome Breslin of General Fidelity Insurance Company.

About General Fidelity Insurance Company: General Fidelity Insurance Company is a wholly owned subsidiary of Bank of America Corporation and is licensed to write property casualty and liability insurance in 48 states and the District of Columbia. Bank of America is one of the world's largest financial institutions

COMPOSITE
TECHNOLOGY                           Innovative Solutions for the Power Industry
CORPORATION

with over $1.1 trillion in assets, serving individual consumers, small and middle market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk-management products and services. The company serves clients in 150 countries and has relationships with 98 percent of the U.S. Fortune 500 companies and 85 percent of the Global Fortune 500. Contact: Jim Mann, Senior Vice President at 704-386-4256 or email at jim.mann@bankofAmerica.com

About General Cable: General Cable headquartered in Highland Heights, Kentucky, is a leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products for the energy, industrial, specialty and communications markets. The Company offers competitive strengths in such areas as breadth of product line, brand recognition, distribution and logistics, sales and service and operating efficiency. Energy cables include low-, medium- and high-voltage power distribution and power transmission products. The Industrial and Specialty segment is comprised of application-specific cables for uses such as electrical power generation (traditional fuels, alternative and renewable sources, and distributed generation), the oil, gas and petrochemical industries, mining, industrial automation, marine, military and aerospace applications, power applications in the telecommunications industry, and other key industrial segments. Communications wire and cable products transmit low-voltage signals for voice, data, video and control applications. Visit our website at www.generalcable.com.
Contact: Paul Montgomery, VP Finance and Investor Relations, General Cable, at 859-572-8684.

About CTC: Composite Technology Corporation is an Irvine, California based company providing high performance composite core conductor cables for electric transmission and distribution lines. The novel proprietary ACCC cable is superior to existing conventional conductor products of the same diameter in a number of key performance areas, including: Up to double the current carrying capacity of conventional cables; virtually eliminates high-temperature sag; uses conventional installation methods and tools; reduces construction costs on new lines by requiring fewer structures; may be retrofitted on existing structures to increase current capacity; non-corrosive core; eliminates bi-metallic corrosion; and reduces line losses, compared with same diameter conventional cables, at same operating temperatures. More information can be found at www.compositetechcorp.com or by contacting James Carswell, Director of Investor Relations, at 760-416-8628.


This press release may contain forward-looking statements, as defined in the Securities Reform Act of 1995 (the "Reform Act"). The safe harbor for forward-looking statements provided to companies by the Reform Act does not apply to Composite Technology Corporation (Company). However, actual events or results may differ from the Company's expectations on a negative or positive basis and are subject to a number of known and unknown risks and uncertainties including, but not limited to, competition with larger companies, development of and demand for a new technology, risks associated with a startup company, risks associated with international transactions, general economic conditions, availability of funds for capital expenditure by customers, availability of timely financing, cash flow, timely delivery by suppliers, or the Company's ability to manage growth. Other risk factors attributable to the Company's business segment may affect the actual results achieved by the Company and are included in the Company's Annual Report filed with the Commissioner on Form 10KSB for fiscal year ended September 30, 2004.



2026 McGaw Avenue, Irvine, California 92614      Tel: 949.428.8500
Fax: 949.660.1533
www.compositetechcorp.com